Exhibit 99.1


                  Intermec Announces First Quarter 2006 Results



    EVERETT, Wash.--(BUSINESS WIRE)--May 8, 2006--Intermec, Inc.
(NYSE:IN):

    --  Q1 Revenues of $227M, including IP settlement

    --  Q1 Diluted EPS from Continuing Operations of $0.23

    -- Cash Equivalents and Short-Term Investments increase $45.7M during the quarter to $302.5M

    Intermec, Inc. (NYSE:IN) today announced financial results for its first quarter of fiscal year 2006.
    Intermec reported 2006 first quarter revenues of $226.8 million and net earnings from continuing operations of $15.1 million, or $0.23 per diluted share, compared to 2005 first quarter revenues of $196.5 million and earnings of $5.4 million, or $0.09 per diluted share. First quarter 2006 product and service revenue was $203.8 million compared to first quarter 2005 product and service revenue of $196.5 or a 3.7 percent increase over the prior-year quarter.
    The 2006 first quarter includes Intellectual Property (IP) settlement revenue and operating profit of $23.0 million and $16.5 million, respectively, contributing $0.16 per share to EPS. A restructuring charge in the 2006 first quarter relating to the planned closure of it design centers in Goteborg and Lund, Sweden negatively impacted operating profit by $1.1 million, or ($0.01) per share. The Company's 2006 first quarter includes $1.9 million of stock compensation expense recorded under the provisions of FAS 123(R), which negatively impacts EPS by ($0.02) per share. The tax provision for the 2006 first quarter was reduced by $2.2 million due to the favorable conclusion of a Canadian tax audit. The effective tax rate for the current-quarter was 21 percent, compared to 32 percent in the prior-year quarter.
    The Company's cash equivalents and short-term investments position at the end of the first quarter was $302.5 million, an increase of $45.7 million during the first quarter. The increase in cash equivalents and short-term investments primarily reflects cash flows from operating activities and the Company's (IP) settlement.
    Geographically during the first quarter, North American revenues increased 19 percent over the comparable prior-year period. This increase represents the second largest North American quarterly growth rate in the Company's history. Revenues in Europe, Mid-East and Africa
(EMEA) decreased 17 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 19 percent and decreased 22 percent, respectively.
    By product line during the first quarter, Systems and Solutions revenue increased 7 percent and Printer and Media revenues decreased 10 percent over the comparable prior-year period. Service revenue increased 9 percent over the comparable prior-year period.
    "The strong performance in our North American market was offset by a general weakness in Europe aggravated by a strong dollar versus the prior-year and impending product regulatory changes," said Larry D. Brady, Chairman and CEO. "Nonetheless, the competitive position of our core System and Solutions product line remains a continued source of strength."
    In March 2006, Intermec announced its planned closure of its design centers in Goteborg and Lund, Sweden. The activities currently assigned to the design centers in Sweden will be reassigned to other parts of Intermec or moved to third-party vendors to improve efficiencies and benefit from reduced cost. In addition to the expected cost savings, the Company anticipates that this realignment of resources will result in a significant increase in new product development capacity. Estimated restructuring costs of $6 million include employee severance, facility closure and other exit costs. The Company recorded a restructuring charge of $1.1 million in the first quarter of 2006, and anticipates the majority of the remaining restructuring costs will be recognized over the remainder of 2006. Intermec estimates that the savings from these restructuring activities will begin in the fourth quarter of 2006, and reach an estimated annual pre-tax savings of $8 million in the first quarter of 2007. Some portion of these expected savings may be re-invested in other research and development activities.

    Other Business Highlights

    -- Received board authorization to repurchase up to $100 million of outstanding common stock in open market purchases or privately negotiated transactions.

    --  For the second year in a row, was named Cisco's Solutions
        Technology Integrator Partner of the Year.

    -- With partners Cisco, Red Prairie and Cascade, introduced the Forklift of the Future, an advanced forklift system that incorporates RFID and wireless technology into a forklift's very infrastructure. The concept turns a forklift into a vital communications hub and opens the door to many types of more efficient RFID implementations.

    -- Announced that with its acquisition of PSC, Datalogic has become a member of Intermec's RFID Rapid Start intellectual property licensing program.

    About Intermec Inc.

    Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit of its business segments, compete effectively with its current product lines, effectively complete the closure of certain facilities and redeploy related function, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.



                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
      (Unaudited, amounts in thousands except per share amounts)

                                                    Quarter Ended
                                               -----------------------
                                                April 2,    April 3,
                                                  2006        2005
                                                ----------  ----------
Revenues
 Product                                       $  166,350  $  161,943
 Service                                           37,481      34,552
 Intellectual Property Settlements                 23,000           -
                                                ----------  ----------
   Total Revenues                                 226,831     196,495

Costs and Expenses
 Cost of product revenues                         100,614      92,747
 Cost of service revenues                          22,861      20,886
 Cost of intellectual property settlements          6,462           -
 Selling, general and administrative               77,793      72,771
 Restructuring charge                               1,107           -
                                                ---------- -----------
   Total Costs and Expenses                       208,837     186,404
                                                ----------  ----------
Operating Profit From Continuing Operations        17,994      10,091
Interest income (expense), net                      1,144      (2,126)
                                                ----------  ----------
Earnings From Continuing Operations Before
 Taxes                                             19,138       7,965
 Provision for income taxes                         4,069       2,553
                                                ----------  ----------
Earnings From Continuing Operations                15,069       5,412
 Loss from discontinued operations, net of tax     (1,078)     (1,932)
                                                ----------  ----------
Net Earnings                                   $   13,991  $    3,480
                                                ==========  ==========

Basic Earnings per Share
 Continuing operations                               0.24  $     0.09
 Loss from Discontinued operations                  (0.02)      (0.03)
                                                ----------  ----------
   Net earnings per share                      $     0.22  $     0.06
                                                ==========  ==========

Diluted Earnings per Share
 Continuing operations                         $     0.23  $     0.09
 Loss from Discontinued operations                  (0.01)      (0.03)
                                                ----------  ----------
   Net earnings per share                      $     0.22  $     0.06
                                                ==========  ==========

Shares Used in Computing Earnings (Loss) per
 Share
 Basic                                             63,025      61,093
 Diluted                                           64,603      62,813






                            INTERMEC, INC.
                     CONSOLIDATED BALANCE SHEETS
                  (Unaudited, amounts in thousands)

                                               April 2,   December 31,
                                                 2006         2005
                                               ----------  -----------
Assets

Current Assets:
 Cash and cash equivalents                    $  282,788  $   256,782
 Short-term investments                           19,695            -
 Accounts receivable, net                        158,209      180,985
 Inventories                                      88,954       82,088
 Net deferred tax assets                          49,677      100,656
 Assets held for sale                              8,050        8,517
 Other current assets                             22,795       29,468
                                               ----------  -----------

   Total Current Assets                          630,168      658,496

Property, Plant and Equipment, Net                33,401       30,820

Other Intangibles, Net                             6,771        6,871

Net Deferred Tax Assets                          186,313      137,578

Other Assets                                      66,408       68,955
                                               ----------  -----------

Total Assets                                  $  923,061  $   902,720
                                               ==========  ===========


Liabilities and Shareholders' Investment

Current Liabilities:
 Accounts payable and accrued expenses        $  142,834  $   148,731
 Payroll and related expenses                     26,101       31,011
 Deferred revenue                                 44,708       38,369
                                               ----------  -----------

   Total Current Liabilities                     213,643      218,111

Deferred Revenue                                  20,583       20,095
Long-term Debt                                   100,000      100,000
Other Long-term Liabilities                       88,884       88,711

Shareholders' Investment:
 Common stock                                        631          627
 Additional paid-in capital                      745,285      736,224
 Accumulated deficit                            (230,912)    (244,903)
 Accumulated other comprehensive income
  (loss)                                         (15,053)     (16,145)
                                               ----------  -----------

   Total Shareholders' Investment                499,951      475,803
                                               ----------  -----------

Total Liabilities and Shareholders'
 Investment                                   $  923,061  $   902,720
                                               ==========  ===========




    CONTACT: Intermec, Inc.
             Kevin P. McCarty, 425-265-2472
             kevin.mccarty@intermec.com